Amendment to Subadvisory Agreement

for AST T. ROWE PRICE LARGE-CAP GROWTH PORTFOLIO

AST Investment Services, Inc., PGIM Investments LLC (formerly Prudential Investments LLC) (collectively, the “Manager”) and T. Rowe Price Associates, Inc. (the “Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of November 29, 2005, as amended February 1, 2016 and June 1, 2017, by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST T. Rowe Price Large-Cap Growth Portfolio as follows;

1.	Schedule A is hereby deleted and replaced with the attached Schedule A.

     IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and T. Rowe Price Associates, Inc. have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

T. Rowe price associates, inc.

By: /s/ Terence Baptiste

Name: Terence Baptiste

Title: Vice President

Effective Date as Revised: January 1, 2021

SCHEDULE A

Advanced Series Trust

AST T. Rowe Price Large-Cap Growth Portfolio

As compensation for services provided by T. Rowe Price Associates, Inc. (“T. Rowe Price”), AST Investment Services, Inc. and PGIM Investments LLC (collectively, “Manager”), as applicable, will pay T. Rowe Price a subadvisory fee on the net assets managed by T. Rowe Price that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*
AST T. Rowe Price Large-Growth Portfolio

Portfolio average daily net assets up to $100 million:

0.500% of average daily net assets to $50 million;
0.400% of average daily net assets over $50 million

Portfolio average daily net assets over $100 million and up to $1 billion:
0.400% of average daily net assets on all assets up to $250 million;
0.375% of average daily net assets over $250 million to $500 million;
0.350% of average daily net assets over $500 million to $1 billion

When Portfolio average daily net assets exceed $1 billion:
0.300% of average daily net assets on all assets up to $3 billion;
0.275% of average daily net assets over $3 billion.

* In the event T. Rowe Price invests Portfolio assets in other pooled investment vehicles it manages or subadvises, T. Rowe Price will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to T. Rowe Price with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised:  January 1, 2021